Exhibit 10.19
TECUMSEH PRODUCTS COMPANY
SUPPLEMENTAL RETIREMENT PLAN
Amended and Restated effective as of January 1, 2005)
ARTICLE I
PURPOSE
     1.1 Tecumseh Products Company, a Michigan corporation (the “Company”), continues the Tecumseh Products Company Supplemental Retirement Plan (the “Plan”) for the purpose of providing certain management or highly compensated Employees with retirement benefits in excess of (or in addition to) those benefits provided under the Salaried Retirement Plan (“Salaried Plan”) or under the Consolidated Pension and Retirement Plan (“Consolidated Plan”) of Tecumseh Products Company. The Salaried Plan and/or the Consolidated Plan are sometimes referred to as the “Retirement Plan(s)”).
     1.2 This Plan supplements benefits for Selected Participants under the Salaried Plan to the extent such benefits are
(i)	reduced due to the limits of Section 401(a)(17) and Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and/or

(ii)	reduced as a result of a change in the Salaried Plan benefit formula that became effective as of January 1, 1993.
     1.3 This Plan supplements benefits for Deferral Participants under the Salaried or Consolidated Plan as payable to Deferral Participants in accordance with Section 6.8 of the Executive Deferred Compensation Plan and/or Section 6.8 of the Voluntary Deferred Compensation Plan of Tecumseh Products Company.
     1.4 This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated Employees as described in Sections 201(a)(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
ARTICLE II
DEFINITIONS
     Unless a different meaning is expressly assigned, all capitalized terms used in this Plan have the same meaning as in the applicable Retirement Plan. In addition, the following terms shall have the following meanings unless the context in which the term is used clearly indicates that another or different meaning is intended:
     2.1 “Adjusted Retirement Benefits”
     A. For Selected Participants: “Adjusted Retirement Benefits” means the benefits that a Selected Participant or his surviving spouse would have received under the Salaried Plan based on the terms of the Salaried Plan at April 30, 2007 had those Salaried Plan benefits commenced at the time and in the form specified in Section 5.2, but as if —
(i) the limitation on benefits imposed by Section 415 of the Code were disregarded;
(ii) Base Compensation were computed without reduction due to the limits of Section 401(a)(17) of the Code; and
(iii) such benefits were computed by applying whichever of the following two benefit formulas results in the largest monthly amount when applied to all of the Participant’s Benefit Service under the Salaried Plan as of the time benefits become payable under this Plan (subject, however, to the 30 and 35 year limits on service, as described in the formulas; provided that Formula 1 shall not apply to any person who first became a covered under the Salaried Plan after January 1, 1993):
Formula 1 The difference, “A” minus “B”, where -
“A” represents 1-1/2% of the Participant’s Average Monthly Compensation multiplied by his years and fractional years of Benefit Service (provided that no Benefit Service in excess of 35 years shall be included), and
“B” represents 1-2/3% of the Participant’s Primary Social Security Benefit multiplied by his years and fractional years of Benefit Service (provided that no Benefit Service in excess of 30 years shall be included). However, if “B” as computed pursuant to the preceding sentence exceeds 50% of “A”, then “B” shall be reduced to 50% of “A”.
Formula 2 The amount “G”, where “G” represents 1-1/4% of the Participant’s Average Monthly Compensation multiplied by his years and fractional years of Benefit Service (provided that no Benefit Service in excess of 35 years shall be included).
B. For Deferral Participants: For an Employee who has experienced a reduction in his or her benefits under a Retirement Plan as a consequence of having made elective deferrals of compensation under the Executive Deferred Compensation Plan or the Voluntary Deferred Compensation Plan of Tecumseh Products Company (as provided under Section 6.8 of each of those deferred compensation plans), “Adjusted Retirement Benefits” means the benefits in the form and amount that a Deferral Participant or his surviving spouse would have received under the applicable Retirement Plan if those elective deferrals had been included in his Compensation or Base Compensation for the year in which such compensation (but for the deferral election) would have been paid. In the determination of Adjusted Retirement Benefits under subsection A above for a Deferral Participant who is also a Selected Participant, elective deferrals of Base Compensation shall be included in Base Compensation for the year in which such compensation (but for the deferral election) would have been paid.
     2.2 “Board” means the Board of Directors of the Company.

     2.3 “Retirement Benefits” means benefits in the form and amount that would have been payable to the Participant or his surviving spouse (if any) under the applicable Retirement Plan had those Retirement Plan benefits commenced at the applicable time and in the applicable form specified in Section 5.2.
     2.4 “Employee” means any individual employed by the Company or any of its subsidiaries.
     2.5 The following terms are defined elsewhere in this Plan:

“Administration Committee”	Sec. 9.1;
“Code”	Sec. 1.2;
“Company”	Sec. 1.1;
“Deferral Participant”	Sec. 4.1;
“ERISA”	Sec. 1.2;
“Participating Employer(s)”	Sec. 3.2;
“Plan”	Sec. 1.1;
“Reason”	Sec. 6.2;
“Retirement Plan”	Sec. 1.1;
“Selected Participant”	Sec. 4.1;
“Subsidiary”	Sec. 3.1;
“Vested”	Sec. 6.1.
ARTICLE III
EMPLOYER PARTICIPATION
     3.1 If a Subsidiary of the Company wishes to participate in the Plan and its participation is approved by the Administration Committee, the board of directors of the Subsidiary shall adopt a resolution in form and substance satisfactory to the Administration Committee authorizing participation by the Subsidiary in the Plan with respect to its Employees. As used herein, the term “Subsidiary” means any corporation at least one-half of whose outstanding voting stock is owned, directly or indirectly, by the Company.
     3.2 A Subsidiary participating in the Plan may cease to be a Participating Employer at any time by action of the Administration Committee, or by action of the board of directors of such Subsidiary, which latter action shall be effective not earlier than the date of delivery to the Secretary of the Company of a certified copy of a resolution of the Subsidiary’s board of directors taking such action. If the participation in the Plan of a Subsidiary shall terminate, such termination shall not relieve it of any obligations heretofore incurred by it under the Plan except with the approval of the Board of Directors of the Company. The Company and each of its Subsidiaries participating in this Plan are sometimes called “Participating Employer(s)” in this Plan.

ARTICLE IV
PARTICIPATION
     4.1 “Selected Participants” shall be those Participants in the Salaried Plan whose Base Compensation for the purpose of determining benefits under the Salaried Plan is limited by Section 401(a)(17), or whose benefit under the Salaried Plan is limited by Section 415 of the Code and who are selected for participation in this Plan by the Administration Committee. Selected Participants are listed on attached Exhibit A, as modified from time to time. The Administration Committee shall promptly notify each Selected Participant in writing of his selection for participation in or removal from or other cessation of participation in this Plan. The Administration Committee shall maintain a record of all Selected Participants.
     4.2 The Plan also covers two additional categories of Participants as described below:
(i)	Benefits remaining payable to certain Employees and surviving spouses under supplemental executive retirement agreements dated October 19, 1992 (and effective January 1, 1993) have been incorporated in Section 2.1 (Formula 1) of this Plan. Such Employees are listed on attached Exhibit A as “1993 Participants.”

(ii)	Additionally, this Plan shall cover, as “Deferral Participants,” any Employee who has experienced a reduction in his or her benefits under the Salaried Plan or the Consolidated Plan as a consequence of making elective deferrals of compensation under the Executive Deferred Compensation Plan or the Voluntary Deferred Compensation Plan of Tecumseh Products Company (as provided under Section 6.8 of each of those deferred compensation plans).
     4.3 A Participant shall cease to accrue benefits under this Plan on the earliest of (i) termination of employment, (ii) retirement, (iii) Total and Permanent Disability, (iv) death, (v) withdrawal from participation in the Plan by the Participant’s Participating Employer, or (vi) removal of the Participant from participation by the Administration Committee; provided, however, that no such event shall impair the right to receive benefits earned and/or vested under this Plan prior to such event, recognizing that the amount of such benefits may increase or decrease over time, depending on the various factors taken into account in computing the benefit.
ARTICLE V
BENEFITS
     5.1 Subject to becoming and remaining vested under Article VI, a Participant’s benefits under the Plan shall be his Adjusted Retirement Benefits reduced by his Retirement Benefits, with the initial benefit payment(s) to be reduced or eliminated in amounts up to $5,000 in the aggregate, as described in Section 5.5, on account of obligations to the Company as described in Section 12.6.
     5.2 Any benefits payable under this Plan to a Selected Participant and to his surviving spouse (if any) pursuant to this Plan shall commence either (A) on that first date on which the

Participant is entitled to commence a retirement or deferred benefit under the applicable Retirement Plan (whether or not he actually commences his Retirement Plan benefit at that time), or (B) on that date on which the Participant has a “separation from service” with the Employer (as determined in accordance with Code Section 409A), whichever of those two dates is later, and shall be paid in one of the following three forms, whichever form applies to that Participant, commencing on the later of those two dates:
a.	if the Participant is unmarried at the benefit commencement date, the benefits shall be paid in the form of a single-life annuity;

b.	if at the benefit commencement date the Participant has attained age 55, has accrued 10 or more Years of Service under the Retirement Plan and is married, the benefits shall be paid in the form of a joint-and-surviving spouse annuity using the “95%-55%” formula found in Art. II Sec. 8(F)(1) of the Salaried Plan; or

c.	if at the benefit commencement date the Participant is married but does not meet the other criteria in (b) above, the benefits shall be paid in the form of a joint-and-surviving spouse annuity using the “50% survivor option” formula found in Art. VII Sec. 2(E)(1) of the Salaried Plan.
Any benefits payable under this Plan by reason of someone being a Deferral Participant shall be calculated actuarially at such Participant’s death or his 65th birthday, whichever is earlier, and paid as soon as practicable thereafter in a lump sum to the Participant or his surviving spouse, if any, otherwise to the Participant’s estate.
     5.3 If a Selected Participant dies before benefits commence under this Plan, the Participant’s surviving spouse (if any) shall be entitled to a survivor benefit under this Plan equal to (a) the survivor benefit provided for in the applicable Retirement Plan calculated as though the Participant’s benefit under that Retirement Plan was his Adjusted Retirement Benefit, reduced by (b) the survivor benefit then payable to the surviving spouse under that Retirement Plan, with the initial benefit payment(s) to be reduced or eliminated, up to $5,000, as described in Section 5.5, on account of any obligations to the Company as described in Section 12.6. Survivor benefits in respect of Selected Participants under this Plan shall be paid in the applicable form of surviving spouse benefit specified in Section 5.2, commencing as soon as practicable following the earliest date on which the Participant could have commenced a retirement or deferred benefit under the applicable Retirement Plan had the Participant lived until that date and then immediately separated from service. Survivor benefits payable to Deferral Participants shall be determined pursuant to the final sentence of Section 5.2.
     5.4 If a Participant dies after benefits under this Plan commence, surviving spouse benefits, if any, shall be paid in accordance with Section 5.2.
     5.5 If a Participant is obligated to the Company as described in Section 12.6 at the time benefits first become payable to the Participant or his spouse under the Plan, then the initial monthly benefit payment(s), net of required withholding taxes, shall be applied in reduction of such obligations (not to exceed $5,000) until they are fully repaid. Only after such benefits are fully repaid shall payments commence to the Participant or his spouse under the Plan.
     5.6 Notwithstanding the foregoing provisions of this Article V, in the case of a “specified employee,” commencement of benefit installments based on such employee’s “separation from service” with the Employer (as determined in accordance with Code Section 409A) shall be delayed until six months following the date of such separation from service (or until death, if earlier) and the first installment paid shall include the total of installments otherwise payable during the period of delay. (“Specified employees” are employees who (i) own more than 5 percent of the stock of the Company; (ii) own more than 1 percent of the stock of the Company and have compensation from the Employer in excess of $150,000 a year (not indexed); or (iii) are officers of the Employer with compensation in excess of $145,000 a year (indexed)).
ARTICLE VI
VESTING
     6.1 Except as otherwise provided in the Plan, a Participant’s entitlement to benefits under the Plan shall become vested on the first day of the calendar month after such Participant has become entitled to a Deferred Benefit under Article VII, Section 2 of the Salaried Plan, or under Article VII-A, Section 2 of the Consolidated Plan or at such earlier date as he dies or has a Disability. “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) which renders an employee unable to engage in any substantial gainful activity; or (ii), which enables an employee to receive income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the employee’s Employer, provided that this definition shall be interpreted in accordance with Code Section 409A(a)(2)(A)(v) and regulations and other guidance thereunder. Notwithstanding (i) and (ii), an employee shall be deemed to have a total and permanent disability when determined to be totally disabled by the Social Security Administration. As used in the Plan, “vested” refers to the right to receive a benefit calculated pursuant to Section 5.1, recognizing that the amount of such benefit may increase or decrease over time, depending on the various factors taken into account in computing the benefit. The provisions of Sections 6.2 and 6.3 shall govern the forfeiture of benefits which are not vested and, in certain circumstances, even those which had become fully vested. Subject to Section 12.7, a Participant’s benefits, to the extent not previously vested, shall become fully vested and payable as of the Participant’s Normal Retirement Date.
     6.2 Any unpaid vested benefits shall be forfeited as a result of termination of employment for one or more Reasons specified below, as determined by the Administration Committee. Also, any previously unpaid vested benefits in pay status shall be forfeited for any one or more of the Reasons specified in subsections (iv) and (v) below. Such “Reason,” for the sole purpose of determining whether a Participant’s otherwise vested benefits are to be forfeited, shall be deemed to exist where -
(i)	The Participant, after receiving written notice of prior breach from his Participating Employer, again breaches any material written rules, regulations or policies of the Participating Employer now existing or hereafter arising which are uniformly applied to all Employees of the Participating Employer or which rules, regulations and policies are promulgated for general application to executives, officers or directors of the Participating Employer; or
(ii)	The Participant willfully and repeatedly fails to substantially perform the duties of his employment (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by his immediate supervisor, which demand specifically identifies the manner in which the supervisor believes that the Participant has not substantially performed his duties; or

(iii)	The Participant is repeatedly or habitually intoxicated or under the influence of drugs while on the premises of the Participating Employer or while performing his employment duties, after receiving written notice thereof from the Participating Employer, such that the Administration Committee determines in good faith that the Participant is impaired in performing the duties of his employment; or

(iv)	The Participant is convicted of a felony under state or federal law, or commits a crime involving moral turpitude; or

(v)	The Participant embezzles any property belonging to the Company or any of its Subsidiaries such that he may be subject to criminal prosecution therefor or the Participant intentionally and materially injures the Company or any of its Subsidiaries or their personnel or property.
Nothing in this Plan shall alter the at-will nature of the Participant’s employment relationship with his Participating Employer. Nothing in this Plan shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries.
     6.3 Except as provided in Section 6.1, if a Participant voluntarily terminates his employment with the Participating Employer or is terminated by the Participating Employer for no reason or for any reason whatsoever, his benefits shall be forfeited, except for that portion (if any) which the Administration Committee, in its sole and absolute discretion, permits him to retain. Nothing in this Plan shall alter the at-will nature of the Participant’s employment relationship with his Participating Employer. Nothing in this Plan shall confer upon any Participant the right to continue in the employ of the Company or any of its Subsidiaries.
ARTICLE VII
SOURCE OF PAYMENT
     7.1 Each Participating Employer shall pay the benefits earned by and payable to a Participant under this Plan to the extent that the Participant’s benefit is based on compensation paid from the Participating Employer’s payroll. Notwithstanding the withdrawal of a Participating Employer from this Plan, it shall continue to be liable for benefits earned by each Participant on its payroll prior to its withdrawal.

     7.2 The benefits payable under this Plan shall be paid only from the general funds of each Participating Employer, and each Participant and his surviving spouse shall be no more than unsecured general creditors of the Participating Employer, with no special or prior right to any assets of the Participating Employer for payment of any obligations hereunder. Nothing contained in this Plan or elsewhere shall be deemed to create a trust or escrow of any kind for the benefit of any Participant or any surviving spouse with respect to any assets of any Participating Employer. Any assets (including without limitation insurance policies or annuities) which a Participating Employer chooses to use to pay benefits under this Plan shall constitute general assets of the Participating Employer, shall be subject to the claims of the Participating Employer’s general creditors and shall not cause this to be a funded plan within the meaning of any section of ERISA or the Code. No Participant or surviving spouse shall have any prior or special claim to any such asset.
     7.3 The Board, upon the recommendation of the Administration Committee, may authorize the creation of trusts or other arrangements to facilitate or ensure payment of some or all benefit obligations under the Plan, provided that such trusts and arrangements are consistent with the “unfunded” status of the Plan. A Participant shall have no right, title, or interest whatsoever in or to any investments which a Participating Employer may make to aid it in meeting its obligations hereunder. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Participating Employer and the Participant or any other person. To the extent that any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Participating Employer. All payments to be made hereunder shall be paid in cash from the general funds of the Participating Employer and no special or separate fund shall be established and no segregation of assets shall be made to assure payments of such amounts.
ARTICLE VIII
WITHHOLDING
     8.1 The Participant and (if applicable) his surviving spouse shall make appropriate arrangements with the Participating Employer by which he was or is employed for the satisfaction of any federal, state or local income tax withholding requirements and federal social security, Medicare, or other employment tax requirements applicable to the payment or vesting of benefits. If no other arrangements are made, the Participating Employer may provide, at its discretion, for such withholding and tax payments as may be required.
ARTICLE IX
ADMINISTRATION OF THE PLAN
     9.1 The Plan shall be administered by the Administration Committee which shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and the Administration Committee’s interpretation and construction thereof, and actions thereunder, shall be binding and conclusive on all persons for all purposes. The Administration Committee shall be the Governance Compensation and Nominating Committee of the Board, or such other committee as the Board may subsequently appoint to administer the Plan. All actuarial determinations shall be made by the actuary for the applicable Retirement

Plan, and the Administration Committee shall be entitled to rely on the good faith determinations of such actuary. Any Participant who is a member of the Administration Committee shall take no part in any discretionary action by the Administration Committee which affects only him. Decisions of the Administration Committee shall be final and binding on all parties who have an interest in the Plan.
ARTICLE X
AMENDMENT OR TERMINATION OF THE PLAN
     10.1 The Board may at any time amend, alter, modify or terminate the Plan; provided, however, that any such action shall not reduce any benefits earned under the Plan prior to such action. In the event of termination of the Plan, the Administration Committee (in its sole discretion) may accelerate the time of vesting and/or date of payment applicable to such benefits.
ARTICLE XI
CLAIMS AND DISPUTES
     11.1 Claims for benefits under the Plan shall be made in writing to the Administration Committee. The Participant may furnish the Administration Committee with any written material he believes necessary to perfect his claim.
     11.2 A person whose claim for benefits under the Plan has been denied, or his duly authorized representative, may request a review and may appeal such review in accordance with the Claims Procedure attached as Exhibit B.
     11.3 Unless otherwise required by law, any controversy or claim arising out of or relating to this Plan or the breach thereof, including in particular any controversy relating to Articles VI or IX and any appeal from a final decision under the Claims Procedure, shall be settled by binding arbitration in the City of Ann Arbor in accordance with the laws of the State of Michigan by three arbitrators, one of whom shall be appointed by the Company, one by the Participant (or in the event of his prior death, his beneficiary(-ies)), and the third of whom shall be appointed by the first two arbitrators. If the selected (third) arbitrator declines or is unable to serve for any reason, the appointed arbitrators shall select another arbitrator. Upon their failure to agree on another arbitrator, the jurisdiction of the Circuit Court of Lenawee County, Michigan shall be invoked to make such selection. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association except as provided in Section 11.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Review by the arbitrators of any decision, action or interpretation of the Board or Administration Committee shall be limited to a determination of whether it was arbitrary and capricious or constituted an abuse of discretion, within the guidelines of Firestone Tire & Rubber Co. v. Bruch, 489 U.S. 101 (1989). In the event the Participant or his beneficiary shall retain legal counsel and/or incur other costs and expenses in connection with enforcement of any of the Participant’s rights under this Plan, the Participant or beneficiary shall not be entitled to recover from the Company any attorneys fees, costs or expenses in connection with the enforcement of such rights (including enforcement of any arbitration award in court) regardless of the final outcome.

     11.4 Any arbitration shall be conducted as follows:
     (a) The arbitrators shall follow the Commercial arbitration Rules of the American Arbitration Association, except as otherwise provided herein. The arbitrators shall substantially comply with the rules of evidence; shall grant essential but limited discovery; shall provide for the exchange of witness lists and exhibit copies; and shall conduct a pretrial and consider dispositive motions. Each party shall have the right to request the arbitrators to make findings of specific factual issues.
     (b) The arbitrators shall complete their proceedings and render their decision within 40 days after submission of the dispute to them, unless both parties agree to an extension. Each party shall cooperate with the arbitrators to comply with procedural time requirements and the failure of either to do so shall entitle the arbitrators to extend the arbitration proceedings accordingly and to impose sanctions on the party responsible for the delay, payable to the other party. In the event the arbitrators do not fulfill their responsibilities on a timely basis, either party shall have the right to require a replacement and the appointment of new arbitrators.
     (c) The decision of the arbitrator shall be final and binding upon the parties and accordingly a judgment by any Circuit Court of the State of Michigan or any other court of competent jurisdiction may be entered in accordance therewith.
     (d) The costs of the arbitration shall be borne equally by the parties to such arbitration, except that each party shall bear its own legal and accounting expenses relating to its participation in the arbitration.
     (e) Every asserted claim to benefits or right of action by or on behalf of any Participant, past, present, or future, or any spouse, child, beneficiary or legal representative thereof, against the Company or any Subsidiary arising out of or in connection with this Plan shall, irrespective of the place where such right of action may arise or be asserted, cease and be barred by the expiration of the earliest of: (i) one year from the date of the alleged act or omission in respect of which such right of action first arises in whole or in part, (ii) one year after the Participant’s termination of employment, or (iii) six months after notice is given to or on behalf of the Participant of the amount of benefits payable under this Plan.
ARTICLE XII
MISCELLANEOUS
     12.1 Governing Law; Indemnification. This Plan shall be governed by and construed, enforced, and administered in accordance with the laws of the State of Michigan excluding any such laws which direct an application of the laws of any other jurisdiction. At all times, the Plan will also be interpreted and administered to maintain intended income tax deferral in accordance with IRC Section 409A and regulations and other guidance issued thereunder. Subject to exhaustion of remedies under Article XI, the Company, the Participating Employers and the Administration Committee shall be subject to suit regarding the Plan only in the courts of the State of Michigan, and the Company shall fully indemnify and defend the Board and the

Administration Committee with respect to any actions relating to this Plan made in good faith by such bodies or their members.
     12.2 Prohibition of Assignment. The benefits provided under Article V of this Plan may not be alienated, assigned, transferred, pledged or hypothecated by any Participant, surviving spouse or other person, at any time, to any person whatsoever. These benefits shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law. It will not, however, be deemed a violation of this Section 12.2 to follow a Domestic Relations Order pursuant to the procedures outlined in attached Exhibit C.
     12.3 Severability. The provisions of this Plan shall be deemed severable and in the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan. Furthermore, the Administration Committee shall have the power to modify such provision to the extent reasonably necessary to make the provision, as so changed, legal, valid and enforceable as well as compatible with the other provisions of the Plan.
     12.4 Interpretation. Titles and headings to the Articles of this Plan are included for convenience only and shall not control the meaning or interpretation of any provision of this Plan. Wherever reasonably necessary in this Plan, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns.
     12.5 Participant Cooperation. A Participant shall cooperate with the Company by furnishing any and all information requested by the Company, taking such physical examinations as the Company may deem necessary, and taking such other relevant actions as may reasonably be required by the Company or Administration Committee for purposes of the Plan. If a Participant neglects or refuses so to cooperate, the Company shall have no further obligation to such Participant or his beneficiaries under the Plan, and any Plan benefits accrued prior to such neglect or refusal shall be forfeited.
     12.6 Obligations to Company. If any Participant becomes entitled to payment of benefits under this Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Company or any of its Subsidiaries, then, as provided in Article V, such amounts owed (but not to exceed $5,000) shall be an offset against the amount of benefits payable under this Plan.
     12.7 Release and Non-Disclosure/Non-Competition Agreements. As a condition precedent to commencement of benefit payments under the Plan, and in consideration of such payments, a Participant may be required to execute and acknowledge a general release of all claims against the Company (and the Participating Employer, if not the Company) in such form as the Company may then require. Upon termination of the Participant’s employment, at retirement or otherwise, the Participant (if the Company requires him to do so) shall execute and thereafter perform a Non-competition/Non-disclosure Agreement in such form as the Company may then require. In that event, five per cent (5%) of each payment to the Participant pursuant to the Plan shall be deemed a payment by the Company for such agreement. If the Participant subsequently violates the Non-competition/Non-disclosure Agreement, as determined by the

Administration Committee, the Company may suspend payment of Plan benefits to the Participant and any surviving spouse or other beneficiary until such time as there is a final determination that no such violation had occurred.
     12.8 No Employment Contract. Nothing in this Plan shall be construed to limit in any way the right of the Company or any other Participating Employer to terminate a Participant’s employment at any time for any reason whatsoever; nor shall it be evidence of any agreement or understanding, express or implied, that the Company or any Participating Employer (i) will employ an Employee in any particular position or for any particular period of time, (ii) will ensure participation in any incentive program, or (iii) will grant any awards from any such program.
     12.9 Effective Date. The changes to the Plan (as amended and restated in this document) shall take effect as of January 1, 2005 pursuant to the Board’s approval of such changes on December 19, 2008.

TECUMSEH PRODUCTS COMPANY
By	/s/ Tim Atzinger
Its VP Global Human Resources
Signed the 29th day of December, 2008

EXHIBIT A
(updated as of April 28, 2004)
Executives selected as Participants in the Tecumseh Products Company Supplemental Retirement Plan:
Todd W. Herrick
John H. Foss (retired effective September 30, 2001)
James E. Martinco (retired effective September 30, 2001)
Dennis McCloskey (terminated effective December 30, 2000)
David W. Kay (terminated effective March 15, 2004)
James S. Nicholson
1993 Participants:
George W. Gatecliff

A-1

EXHIBIT B
Claims Procedure.
     If any person shall claim benefits for which the Administration Committee has determined he is ineligible, or shall dispute the amount or timing of benefits determined by the Administration Committee to be payable hereunder, he shall be entitled to make a claim for benefits pursuant to this Procedure. All claims for benefits under this Plan shall be in writing addressed and delivered to the Administration Committee, and shall contain the claimant’s name, mailing address and telephone number, if any, and shall identify the claim in a manner reasonably calculated to make the claim understandable to the Administration Committee. However, the Company may appoint one or more individuals or an institutional fiduciary to act as special claims fiduciary to the extent specified in such appointment. In that event, and to that extent, the special claims fiduciary shall act in place of the Administration Committee, and shall take the actions which the Administration Committee is required or permitted to take below. The Claimant(s) shall be given prompt written notice of the appointment of a special claims fiduciary.
     This Procedure constitutes the sole and exclusive remedy for a Participant, surviving spouse or any other person (“Claimant”) to make a claim for benefits under the Plan. This Procedure will be administered and interpreted in a manner consistent with the requirements of ERISA Section 503 and the regulations thereunder. Any electronic notices provided by the Administration Committee will comply with the standards imposed under regulations issued by the Department of Labor. All claims determinations made by the Administration Committee will be made in accordance with the provisions of this Procedure and the Plan, and will be applied consistently to similarly situated Claimants.
     (1) Written Claim: A Claimant, or the Claimant’s duly authorized representative, may file a claim for a benefit to which the Claimant believes that he or she is entitled under the Plan. Any such claim must be filed in writing with the Administration Committee.
     (2) Decision on Claim: The Administration Committee, in its sole and complete discretion, will make all initial determinations as to the right of any person to benefits. If the Administration Committee elects to hold a hearing, then such hearing shall be held at the Company’s main office during normal business hours, unless a different time and/or place are mutually agreed upon. Administration Committee members and others may participate in the hearing by conference phone if it would be a hardship for such person(s) to attend in person. Any hearing shall be attended by at least a majority of the Administration Committee. If the claim is denied in whole or in part, the Administration Committee will send the Claimant (and Claimant’s duly authorized representative, if applicable) a written or electronic notice, informing the Claimant of the denial. The notice must be written in a manner calculated to be understood by the Claimant and must contain the following information: the specific reason(s) for the denial; a specific reference to pertinent Plan provisions on which the denial is based; if additional material or information is necessary for the Claimant to perfect the claim, a description of such material or information and an explanation of why such material or information is necessary; an explanation of the Plan’s claim review (i.e., appeal) procedures, and the time limits applicable to such procedures; and a statement that the claimant has the right to bring an action under Section 502(a) of ERISA.. Written or electronic notice of the denial will be given within a reasonable period of time (but no later than 90 days) from the date the Administration Committee receives the claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial 90-day period. If an extension is necessary, prior to the expiration of the initial 90-day period, the Administration Committee will send the Claimant a written notice, indicating the special circumstances requiring an extension and the date by which the Administration Committee expects to render a decision.
          In the case of a claim for a disability benefit, notice of a benefit denial shall be given within a reasonable time, but not later than 45 days after receipt by the plan of the claim. Similarly, the extension of time for processing the claim may not exceed 30 days from the end of the initial 45-day period. If circumstances beyond the control of the plan require a further extension period, the period for making the determination may be extended for up to an additional 30 days. If an additional extension is necessary, prior to the expiration of the first 30-day extension period, the Administration Committee shall send the Claimant a written notice explaining the circumstances requiring the extension and the date by which the Administration Committee expects to render a decision. The notice also shall explain the standards on which entitlement to the disability benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant shall have at least 45 days to provide the necessary information. If an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse decision, then a copy of the rule, guideline, protocol or other similar criterion will be made available to the Claimant free of charge. If the adverse benefit determination is based upon a medical necessity or experimental treatment or similar exclusion or limit, then the Claimant shall be provided with an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the Claimant’s circumstances.
     (3) Request for Appeal: If the Administration Committee denies a claim in whole or in part, the Claimant may elect to appeal the denial. If the Claimant does not appeal the denial pursuant to the procedures set forth herein, the denial will be final, binding and unappealable. A written request for appeal must be filed by the Claimant (or the Claimant’s duly authorized representative) with the Administration Committee within 60 days after the date on which the Claimant receives the Administration Committee’s notice of denial. If a request for appeal is timely filed, the Claimant will be afforded a full and fair review of the claim and the denial. As part of this review, the Claimant may submit written comments, documents, records, and other information relating to the claim, and the review will take into account all such comments, documents, records, or other information submitted by the Claimant, without regard to whether such information was submitted or considered in the Administration Committee’s initial benefit determination. The Claimant also may obtain, free of charge and upon request, records and other information relevant to the claim, without regard to whether such information was relied upon by the Administration Committee in making the initial benefit determination.

          In the case of a disability benefit, a written request for appeal must be filed by the Claimant (or the Claimant’s duly authorized representative) with the Administration Committee within 180 days after the date on which the Claimant receives the Administration Committee’s notice of denial. If a request for appeal is timely filed, the Claimant will be afforded a full and fair review of the claim that does not give deference to the initial adverse determination and that is conducted by a named fiduciary of the plan who is neither the individual who made or was consulted in connection with the initial adverse determination nor the subordinate of such an individual. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Medical and vocational experts who gave advice to the plan in connection with the adverse benefit determination shall be identified, without regard to whether the advice was relied upon.
     (4) Review Of Appeal: The Administration Committee will determine, in its sole and complete discretion, whether to uphold all or a portion of the initial claim denial. If the Administration Committee elects to hold a hearing, then such hearing shall be held at the Company’s main office during normal business hours, unless a different time and/or place are mutually agreed upon. Administration Committee members and others may participate in the hearing by conference phone if it would be a hardship for such person(s) to attend in person. Any hearing shall be attended by at least a majority of the Administration Committee. If, on appeal, the Administration Committee determines that all or a portion of the initial denial should be upheld, the Administration Committee will send the Claimant a written or electronic notice informing the Claimant of its decision to uphold all or a portion of the initial denial, written in a manner calculated to be understood by the Claimant and containing the following information: the specific reason(s) for the denial; a specific reference to pertinent Plan provisions on which the denial is based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents and other information relevant to the claim; and a statement that the claimant has the right to bring an action under Section 502(a) of ERISA. Written or electronic notice will be given within a reasonable period of time (but no later than 60 days) from the date the Administration Committee receives the request for appeal, unless special circumstances require an extension of time for reviewing the claim, but in no event may the extension exceed 60 days from the end of the initial 60-day period. If an extension is necessary, prior to the expiration of the initial 60-day period, the Administration Committee will send the Claimant a written notice, indicating the special circumstances requiring an extension and the date by which the Administration Committee expects to render a decision.
     (5) In the case of a claim for disability benefits, a period of 45 days shall apply instead of the 60 days discussed above. If an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse decision, then a copy of the rule, guideline, protocol or other similar criterion will be made available to the Claimant free of charge. If the adverse benefit determination is based upon a medical necessity or experimental treatment or similar exclusion or limit, then the Claimant shall be provided with an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the Claimant’s circumstances. The Claimant also shall be provided with the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”
     (6) Alternative Time For An Appeal To Be Decided: Notwithstanding, if the Administration Committee holds regularly scheduled meetings on a quarterly or more frequent basis, the Administration Committee may make its determination of the claim on appeal at its next regularly scheduled meeting if the Administration Committee receives the written request for appeal more than 30 days prior to its next regularly scheduled meeting or at the regularly scheduled meeting immediately following the next regularly scheduled meeting if the Administration Committee receives the written request for appeal within 30 days of the next regularly scheduled meeting. If special circumstances require an extension, the decision may be postponed to the third regularly scheduled meeting following the Administration Committee’s receipt of the written request for appeal if, prior to the expiration of the initial time period for review, the Claimant is provided with written notice, indicating the special circumstances requiring an extension and the date by which the Administration Committee expects to render a decision. If the extension is required because the Claimant has not provided information that is necessary to decide the claim, the Administration Committee may suspend the review period from the date on which notice of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

EXHIBIT C
DOMESTIC RELATIONS ORDER PROCEDURES
A.	To the extent required under any final judgment, decree or order (including approval of a property settlement agreement), referred to as the “Order,” that (i) relates to the provision of child support, alimony payments, or marital property rights; (ii) is made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended and any regulations issued thereunder; and (iii) is made pursuant to a state domestic relations law, any portion of a Participant’s Account may be paid to a spouse, former spouse, child or other dependent of the Participant (the “Alternate Payee”). A separate Account shall be established with respect to the Alternate Payee, in the same manner as the Participant, and any amount so set aside for an Alternate Payee shall be paid out in the time and form of payment as specified in the terms of the Order. Any payment made to an Alternate Payee pursuant to this paragraph shall be reduced by required income tax withholding.

B.	The Plan’s liability to pay benefits to a Participant shall be reduced to the extent that amounts have been paid or set aside for payment to an Alternate Payee pursuant to an Order. No such transfer shall be effectuated unless the Administration Committee has been provided with such an Order.

C.	Neither the Company nor the Administration Committee shall be obligated to defend against or set aside any Order, or any legal order relating to the garnishment of a Participant’s benefits, unless the full expense of such legal action is borne by the Participant. In the event that the Participant’s action (or inaction) nonetheless causes the Company or the Administration Committee to incur such expense, the amount of the expense may be charged against the Participant’s Account and thereby reduce the Company’s obligation to pay benefits to the Participant. In the course of any proceeding relating to divorce, separation, or child support, the Company or the Administration Committee shall be authorized to disclose information relating to the Participant’s Account to the Alternate Payee (including the legal representatives of the Alternate Payee), or to a court.

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